EXHIBIT 10.2

EXECUTIVE RETIREMENT AGREEMENT

This Executive Retirement Agreement ("Agreement") is entered into as of September 28, 2012 by and between James Tunnessen ("Employee") and Fiesta Restaurant Group, Inc. and its subsidiaries (collectively, the “Company").

In consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, Employee and Company agree as follows:

1.Employee shall retire from the Company and cease to be an employee of Company effective at midnight on January 31, 2013 (the “Retirement Date”). In a manner of the Company's choosing, it will honor Employee's contributions to Fiesta.

2.At the direction of the Company's CEO, Employee shall continue to devote his reasonable, best efforts, consistent with Employee's roles and responsibilities to date, to the advancement and smooth transition of the Company's business operations, utilizing Employee's knowledge of the Company and the restaurant industry.

3.Employee agrees that, in addition to executing this Retirement Agreement, he will execute a waiver and general release of claims (“Release”) against the Company and its owners, divisions, subsidiaries, partnerships, predecessors, affiliates and/or other related entities and each of these entities' past, present, and future trustees, fiduciaries, shareholders, administrators, directors, officers, agents, partners, members, managers, employees, attorneys, and the predecessors, successors, and assigns of each of them (hereinafter referred to as the "Released Parties"), substantially in the form attached as Exhibit A hereto. On or after the Retirement Date, Company will present a copy of the Release to Employee for his signature, and he will execute the Release and return it to the Company within twenty-one days following his receipt of it.

4.Subject to the Release becoming effective the Company will provide the following payments and benefits to Employee, or in the event of Employee's death, to Employee's estate, which exceed the payments and benefits to which Employee is otherwise entitled:

(a)On the first regularly-scheduled payroll date following the Retirement Date, the Company shall pay all salary earned through the Retirement Date, less required withholding deductions, in accordance with the Company's regularly scheduled payroll practices. On the same date, the Company shall pay Employee for all accrued and unused vacation days, which Employee agrees is four (4) weeks.

(b)The Company shall pay a lump sum in an amount equal to eleven (11) months of Employee's 2012 base pay, less required withholding deductions which shall be paid to Employee in one lump payment on the date six months and one day following the Retirement Date.

(c)    Employee shall be eligible for continuation of medical, dental and vision benefits under the provisions of COBRA, for a period of eighteen (18) months from the Retirement date or as provided by law. Employee shall be required to pay the employee portion of the COBRA premiums, and the Company shall pay the Company portion of the premiums. Employee's payment shall be made on a monthly basis during the duration of the COBRA coverage.

(d)    Employee shall be entitled to receive his bonus for 2012, which shall be paid at the time executive bonus payments are made to other eligible employees of the Company but in no event later than March 15, 2013. The bonus calculations and amount shall be determined by the Company's Compensation Committee, without regard to Employee's decision to retire but shall be determined, in part, by Employees fulfillment of his obligations under paragraph 2 of this Agreement. It is anticipated that, based upon Company performance to date, the bonus will not be less than the bonus paid to Employee for 2011 and further that the increase or decrease, if any, in the percentage of such bonus paid shall be consistent with the bonus paid to other senior executives and directors of Pollo Tropical. Employee shall not be entitled to any bonus for 2013.

(e)    Provided Employee is not terminated for “Cause” as that term is defined in the “Severance Agreement” (defined in paragraph 8 below) any restricted stock granted to Employee shall continue to vest during the time Employee remains employed by the Company.

(f)     This Agreement shall have no affect on Employee's rights under the Company's Deferred Compensation Plan (the “Deferred Compensation Plan”), and any monies Employee has on account under the Deferred Compensation Plan shall be paid to Employee per the terms of the Deferred Compensation Plan.

5.Except to the extent the existence of and terms of this Agreement are made public by the Company (either through SEC filing or press release), Employee agrees that he will not disclose the existence or terms of this Agreement to any third parties with the exception of his accountants, attorney, Michael Biviano and spouse, each of whom shall be bound by this confidentiality provision, or as may be required to comply with subpoena or court order. Employee also represents that he has not, prior to executing this Agreement, made any disclosures regarding the existence or terms of this Agreement, that would be prohibited by this paragraph.

6.Employee agrees to cooperate with the Company as needed by the Company after the Retirement Date by providing his consultation, testimony and other information or time in matters which may arise, including but not limited to claims or litigation against the Company or any of the Released Parties. Employee shall be reimbursed for travel and other reasonable and pre-approved expenses in relation to any such request by the Company for cooperation.

7.Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that it violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Employee or otherwise, the Company and Released Parties expressly denying any such illegal or wrongful conduct.

8.Employee agrees that upon execution of this Agreement by Employee and the Company, that certain Change of Control/Severance Agreement, dated December 13, 2006 between the Company's former parent, Carrols Restaurant Group, Inc., Carrols Corporation, and Employee (the “Severance Agreement”), shall be terminated and of no further force or effect. Provided Employee faithfully fulfills its obligations under this Agreement, and is not terminated for “Cause” (as defined in the Severance Agreement) the Company agrees to employ Employee through midnight on January 31, 2013 and to make all of the payments called for in this Agreement.

9.Employee agrees that, for a period of twenty-four (24) months following the Retirement Date, Employee will not directly or indirectly solicit for employment or employ any person, who is or was employed by the Company within (6) six months prior to the Retirement Date, in any business in which the Employee has a material interest, direct or indirect, as an officer, partner, shareholder or beneficial owner. Further, Employee will not assist any other person or entity, in hiring or soliciting such employees, even if Employee does not have a material interest or is an officer, partner, shareholder or owner.

10.Employee will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Employee's duties for the Company, (ii) as authorized in writing by the Company, or (iii) as required by subpoena or court order, provided that, prior written notice of such required disclosure is provided to the Company and, provided further that all reasonable efforts to preserve the confidentiality of such information shall be made. As used in this Agreement, “Confidential Information” shall mean information that (i) is used or potentially useful in the business of the Company, (ii) the Company treats as proprietary, private or confidential, and (iii) is not generally known to the public. “Confidential Information” includes, without limitation, information relating to the Company's products or services, processing, manufacturing, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, personal information and information contained in manuals or memoranda. “Confidential Information” also includes proprietary and/or confidential information of the Company's customers, suppliers and trading partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise. The Employee agrees to treat all such customer, supplier or trading partner information as “Confidential Information” hereunder. The foregoing restrictions on the use or disclosure of Confidential Information shall continue after Employee's employment terminates for any reason for so long as the information is not generally known to the public.

11.Employee agrees that, for a period of twelve (12) calendar months following the Retirement Date, Employee shall not become employed by or associated with as employee, consultant, director, shareholder, or in any other capacity, any company operating Hispanic-themed quick service, quick casual or casual dining restaurants which feature chicken as the primary or central menu item and also competes with Fiesta's Pollo Tropical concept.

12.This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties; provided, however, Employee agrees that he shall remain subject to the Mandatory Arbitration Program (MAP) Agreement applicable to all of the Company's employees, which shall survive indefinitely.

13.Employee acknowledges and agrees that the terms expressed in this Agreement represent the culmination of discussions between Employee and the Company, that Employee's retirement pursuant to these terms is entirely voluntary, and that there is adequate consideration to support Employee's agreement hereto including compromise on differing views of that certain Change of Control/Severance Agreement.

14.If Employee voluntarily leaves the Company prior to the Retirement Date other than for reason of illness, death or disability, this Agreement shall be null and void. Employee acknowledges and agrees that the surviving covenants and agreements are reasonable and necessary for the protection of the Company's valid business interests and that a violation of any of the covenants will cause immediate and irreparable injury to the Company, for which injury there is no adequate remedy at law. Employee expressly agrees that, in the event of the actual or threatened breach of such covenants by him, the Company, its successors and assigns shall be entitled to an immediate injunction by a court of competent jurisdiction preventing and restraining such breach or such set-off as may be appropriate. In any such action for injunctive relief, in the event that the Company prevails, the Company shall be entitled to recover from Employee the costs, including reasonable attorneys' fees, incurred by the Company in the action, in addition to any other relief awarded by the court.

15.All notices hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by Federal Express overnight delivery, signature required. Notice shall be effective when delivered. If intended for the Company, notices shall be addressed as follows:

Fiesta Restaurant Group, Inc.
Attn: Timothy P. Taft, Chief Executive Officer
7300 N. Kendall Drive, 8th Floor
Miami, FL 33156

If intended for Employee, notices shall be addressed as follows:

James Tunnessen
7338 SW 168 Terrace
Miami, Florida 33157

16.This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

17.The parties agree that this Agreement may be modified only in writing signed by both parties, and any party's failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

18.This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.Employee understands that he has the right to have counsel of his choosing review this Agreement. The parties execute this Agreement after being fully informed of its terms, contents, and effects, and after having had the opportunity to review its terms with their respective counsel.

20.In the event either party files suit to enforce the terms of this Agreement, the substantially prevailing party shall be entitled to costs, including reasonable attorneys' fees, incurred in the action, in addition to any other relief awarded.

21.In the event any third party brings an action against Employee in connection with Employee's status as an officer of the Company or its subsidiaries, Employee shall be entitled indemnification to the fullest extent permitted under applicable law and pursuant to the corporate governance documents of the Company and shall be entitled to all coverage and benefits afforded to the Company's officers and directors pursuant to the Company's directors 'and officers' liability insurance policies in effect from time to time on the same basis that other former directors and officers are covered.

22.This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors or assigns, including heirs of the Employee. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

23.It is the intention of both the Company and the Employee that the benefits and rights to which the Employee is entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of the Employee's service (or any other similar term) shall be made only in connection with a "separation from service" with respect to the Executive within the meaning of Code Section 409A.

THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, THAT THEY UNDERSTAND EACH OF ITS TERMS AND THAT THEY INTEND TO BE BOUND THERETO.

Employee                        Company

/s/ James Tunnessen         By: /s/ Joseph A. Zirkman

Title: Vice President

Dated: September 29, 2012                Dated: September 29, 2012

EXHIBIT 10.2
APPENDIX A

CONFIDENTIAL GENERAL RELEASE

This Confidential General Release (“Agreement”) is entered into by and between James Tunnessen (“Employee”) and Fiesta Restaurant Group, Inc. (“Company”).
In consideration of the mutual promises and agreements contained in the Executive Retirement Agreement between the parties, the adequacy and sufficiency of which are hereby acknowledged, Employee and Company agree as follows:
1.Employee agrees that, pursuant to the terms of the Executive Retirement Agreement between Employee and Company, he shall cease to be employed by Company at midnight on January 31, 2013. Employee further acknowledges and agrees that the payments and other benefits available to him pursuant to the Executive Retirement Agreement are dependent upon Company's receipt of Employee's signature on this Confidential General Release within the time period stated in Paragraph 12 herein, and Employee's non-revocation of that signature.
2.Employee and anyone claiming through him hereby fully, finally and forever release and agree not to sue Company and its owners, divisions, subsidiaries, partnerships, affiliates and/or other related entities and each of these entities' past, present, and future trustees, fiduciaries, shareholders, administrators, directors, officers, agents, partners, members, managers, employees, attorneys, and the predecessors, successors, and assigns of each of them (hereinafter referred to as the “Released Parties”) from any and all claims and demands of any nature whatsoever, both known and unknown, that Employee ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the date of this Agreement, including, without limitation, all matters in any way related to Employee's employment with Company, the terms and conditions thereof, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, ERISA, the Florida Civil Rights Act, and any other federal, state or local statute, regulation, ordinance, or order, or pursuant to any common law doctrine. The consideration offered herein and in the Executive Retirement Agreement is accepted by Employee as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Employee expressly agrees that he is not entitled to and shall not receive any further recovery of any kind from Company or any of the Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, Company and each of the Released Parties shall have no further monetary or other obligation of any kind to Employee, including any obligation for any costs, expenses and attorneys' fees incurred by or on behalf of Employee.
3.Employee expressly represents and warrants that he is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.
4.Employee agrees that he will not disclose the existence or terms of this Agreement to any third parties with the exception of his accountants, attorney, spouse and Michael Biviano, each of whom shall be bound by this confidentiality provision, or as may be required to comply with legal process. Employee also represents that he has not, prior to executing this Agreement, made any disclosures regarding the existence or terms of this Agreement, that would be prohibited by this paragraph.

5.Employee agrees that he will not, in any material manner (i) disparage or encourage or induce others to disparage Company or any of its officers, employees, directors, products or services or (ii) engage in any conduct or induce any other person to engage in any conduct that is in any way materially injurious to Company's reputation and interests or the reputation and interests of any of Company's officers, employees, directors, products or services (including, without limitation, any verbal comments to others or publication of documents containing disparaging statements, either electronically or on paper).
6.Employee agrees to return all Company property in his possession, including but not limited to keys to Company offices, Company badge or identification, key cards for building access, telephone, computer and peripherals, Company product information (training manuals, business cards, presentations, and any other Company literature), product demos and associated hardware and software provided by Company, distributor lists, sales reports, account plans, and other confidential Company information. This includes hard copies and electronic information in any format.
7.Employee acknowledges and agrees that the covenants expressed in Paragraphs 4, 5 and 6 herein are reasonable and necessary for the protection of Company's valid business interests and that a violation of any of the covenants will cause immediate and irreparable injury to Company, for which injury there is no adequate remedy at law. Employee agrees that a breach of any of the covenants will result in irreparable and continual damage to Company, and that the legal remedies that may be available to Company with respect to such breach will be inadequate. Employee, therefore, agrees that Company is entitled to obtain, in addition to any legal remedies which may be available, such equitable relief as may be necessary to protect Company against any such breach or threatened breach, including, but not limited to, injunctive relief. In the event either party files suit to enforce the terms of this Agreement, the substantially prevailing party shall be entitled to costs, including reasonable attorneys' fees, incurred in the action, in addition to any other relief awarded.
8.Nothing in this Agreement is intended to or shall be construed as an admission by Company or any of the other Released Parties that it violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Employee or otherwise, the Released Parties expressly denying any such illegal or wrongful conduct.
9.This Agreement, together with the Executive Retirement Agreement, embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties; provided that, the terms of the Mandatory Arbitration Program agreement shall survive and remain in full effect.
10.This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.
11.The parties agree that this Agreement may be modified only in writing, and any party's failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.
12.Employee understands that he has the right to have counsel of his choosing review this Agreement. The parties execute this Agreement after being fully informed of its terms, contents, and effects, and after having had the opportunity to review its terms with their respective counsel. Employee understands that this is the full, complete, and final release of all claims arising out of Employee's employment relationship with Company, and with respect to all other claims through the date this Agreement is signed. Employee acknowledges that he has been informed that Employee is entitled to a period of at least twenty-one (21) calendar days within which to consider this Agreement.
13.Employee has the right to revoke this Agreement within seven (7) days of execution by serving written notice of such revocation upon the Chief Executive Officer of Company. If Employee exercises his right to revoke, then this Agreement shall be null and void. This Agreement shall become effective on the eighth day following Employee's execution thereof (the “Effective Date”), provided Employee has not exercised the right to revoke. After the Agreement becomes effective, Employee shall have no further right to revoke it.

THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, THAT THEY UNDERSTAND EACH OF ITS TERMS AND THAT THEY INTEND TO BE BOUND THERETO.

Employee                        Company

__________________________         By: __________________________
James Tunnessen

Title: _________________________

Dated: __________________, 2013         Dated: ___________________, 2013